ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150301

Filed in the office of	Document Number
	20130020458-35
Ross Miller	Filing Date and Time
Secretary of State	01/11/2013 8:40 AM
State of Nevada	Entity Number
	E0301232006-1

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

JBI, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series B Convertible Preferred Stock, par value $0.001 per share, of JBI, Inc.

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

To increase the number of shares of preferred stock of JBI, Inc. designated as "Series B Convertible Preferred Stock" from 2,000,000 shares to 2,300,000 shares.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X ____________________

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.